Exhibit 23.3

Consent of Mannon Associates, Inc.

The Board of Directors

Delta Petroleum Corporation

We consent to the use of our name and the information regarding our review of the reserves estimates of Delta Petroleum Corporation contained in its Annual Report on Form 10-K for the year ended June 30, 2004, and to the incorporation by reference thereof in the registration statements (Nos. 333-20924, 333-117694, 333-116111, 333-113766, 333-111883, 333-109792, 333-107147, 033-91452, 333-59898, 333-91930, 333-84642, 333-47414, and 333-33380) on Form S-3 and (Nos. 333-103585, 333-73324 and 333-108866) on Form S-8 of Delta Petroleum Corporation.

/s/ Mannon Associates, Inc.

Santa Barbara, California

March 8, 2005